EXHIBIT 99.2
NEWS

REPUBLIC CONTACTS
Media Inquiries:	Will Flower	(480) 718-6565
Investor Inquiries:	Ed Lang	(480) 627-7128
REPUBLIC SERVICES, INC.
INCREASES QUARTERLY DIVIDEND BY
10% TO $0.22 PER SHARE
Phoenix, AZ, July 28, 2011 — Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has approved a 10.0% increase in the Company’s regular quarterly dividend. The quarterly dividend of $0.22 per share will be paid on October 17, 2011 to stockholders of record on October 3, 2011.
Donald W. Slager, President and Chief Executive Officer of Republic Services, said, “Republic Services has an established track record of increasing cash returns to stockholders. Our board of directors has authorized a 10.0% increase in the quarterly dividend to $0.22 per share. Our predictable and stable free cash flow performance allows the Company to increase cash returns while maintaining a strong capital structure and investment grade ratings.”
About Republic
Republic Services, Inc. provides recycling and solid waste collection, transfer and disposal services in the United States. The Company’s various operating units, including collection companies, transfer stations, recycling centers and landfills, are focused on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. For more information, visit the Republic Services website at www.republicservices.com. The Company participates in investor presentations and conferences throughout the year. Interested parties can find a schedule of these conferences at www.republicservices.com by selecting “Calendar” under the Investor Relations tab. Live audio presentations from earnings calls and investor conferences are webcast on the Republic website.

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